Exhibit 99.1

December 28, 2006

Federal Home Loan Bank of San Francisco Announces Projected Dividend Rate for Fourth Quarter 2006

San Francisco -- The Federal Home Loan Bank of San Francisco's Board of Directors has declared a dividend for the fourth quarter of 2006, to be determined in accordance with the Bank's Retained Earnings and Dividend Policy. The Bank expects to announce its fourth quarter operating results on or about February 14, 2007, and will include the dividend rate in that announcement. The Bank intends to pay the dividend within five business days after that.

Based on the information available to date, the Bank's dividend rate for the fourth quarter of 2006 is projected to be approximately 5.37% (annualized). The Bank is providing this projection of the fourth quarter dividend rate for general informational purposes only. The Bank has not yet closed its books for the fourth quarter of 2006, and the actual dividend rate may be significantly different as a result of a number of factors, which may include the effects of SFAS 133 and our ability to pay dividends out of retained earnings. In addition, payment of a dividend remains within the discretion of the Bank's Board of Directors and subject to certain regulatory requirements.

The Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "to be," "expects," "will," "intends," "projected," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, certain regulatory requirements, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com